EXHIBIT 23.1

BAGELL, JOSEPHS, LEVINE & COMPANY, L.L.C.
Certified Public Accountants

406 Lippincott Drive, Ste. J
Marlton, New Jersey 08053-4168
(856) 346-2828   Fax (856) 396-0022

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Eastern Environment Solutions Corp.

No. 165 Dongdazhi Street
Harbin, Heilongjiang Province
P.R. China 150001

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Eastern Environment Solutions Corp. of our report dated March 10, 2008, relating to the consolidated financial statements, which appear in the Form 10-KSB filed on March 31, 2008.

/s/ Bagell, Josephs, Levine & Company, L.L.C.
Bagell, Josephs, Levine & Company, L.L.C.

Marlton, NJ 08053
April 2, 2008

AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS (AICPA)
CENTER FOR AUDIT QUALITY (CAQ)
NEW JERSEY SOCIETY OF CERTIFIED PUBLIC ACCOUNTANTS
PENNSYLVANIA INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS

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